Exhibit 10.3

Management agreement

Made and signed in Nes Ziona on 30.12.2017

Between:

Hold Me Ltd. private company/ID no. 513933218

Of 30 Golomb Street Nes Ziona

(Hereinafter: “the Client”)

The first party

And:

Menachem Shalom, ID no. 031912595 of 30 Golomb Street Nes Ziona

(Hereinafter: “the Manager”)

The second party

Whereas	the Client is a company that intends to engage in the development of technology for digital wallets and payment systems (hereinafter “Field of Engagement”).

And whereas	the Manager has the knowledge, education, professional licensing, experience, and skills appropriate for the provision of management services in the Field of Engagement.

And whereas
the Client requested from the Manager, and the Manager agreed to provide management services to the Client including the handling of anything related to marketing, sales, regulation, technology, and other aspects.

And whereas	the parties wish to define the legal relationship between them in the framework of the provisions of this agreement.

Therefore, the following has been declared, stipulated, and agreed upon by the parties:

1.	Introduction

1.1.	The preface to this agreement constitutes an inseparable part thereof and is as binding as the remainder of its provisions.

1.2.	The section titles are for convenience only and shall not serve for the interpretation of any of this agreement’s provisions.

2.	Declarations of the Manager

The Manager hereby declares and undertakes as follows:

2.1.
That he has the technical and professional ability to fulfill all provisions of this agreement and that there is no impediment according to any law and/or agreement and/or otherwise to his entering into this contract.

2.2.	That he has the professional knowledge, experience and expertise required for the fulfillment of this agreement.

2.3.
That there is no legal lawsuit whatsoever against him, and that no actions were carried out and/or no obligations exist which prevent and/or may prevent him from fulfilling his obligations according to this agreement, and that there is no conflict of interest in his provision of management services as mentioned in this agreement.

3.	The Contract

3.1.	The Manager shall provide the Client management services in his Field of Engagement, shall fulfill his roles faithfully and with dedication, and shall invest his full time as required by his position.

3.2.
It is hereby agreed and clarified that the Manager acts to fulfill the provisions of this agreement as an independent contractor and he has no, and shall have no employer-employee relationship with the Client.

3.3.
The Manager hereby undertakes that he shall not claim nor raise claims in any forum and on any date whatsoever that dispute his status as an independent contractor or the absence of an employer-employee relationship between himself and the Client.

3.4.
The Manager hereby declares and agrees that raising any claim whatsoever by himself or via his attorneys and/or anyone on his behalf that an employer-employee relationship existed between himself and the Client, shall be deemed, among other things, a lack of good faith on their behalf and/or misleading of the Client and/or a fundamental breach of this agreement.

3.5.
The Manager hereby undertakes to compensate the Client for any damage caused to the Client if the Client is charged any fee whatsoever for an employer-employee relationship between the Client and the Manager.

4.	Remuneration to the Manager

4.1.
During the validity period of this agreement, the Client shall pay the Manager monthly management fees of 35,000 NIS (hereinafter: “the Management Fees”), plus VAT according to law. Upon the completion of the development of the system and the commencement of the sales stage, the Manager shall be entitled to monthly Management Fees of 45,000 NIS plus VAT. Upon the completion of fundraising in the sum of 500,000 NIS or more, the Manager shall be entitled to payment of monthly Management Fees of 60,000 NIS plus VAT.

4.2.	The Management Fees shall be paid to the Manager within ten days after the conclusion of each month for the preceding month against a duly made tax invoice.

4.3.
The parties hereby agree that the Manager’s Management Fees according to paragraph 6.1 above are the full and final renumeration for the fulfillment of the provisions of this agreement, except for that which is detailed in paragraph 7.2 below, and any payment of tax or fee that applies to his income according to this agreement and/or for the management of his business, shall apply to the Manager only.

4.4.	It is hereby agreed and declared that the Manager has no and shall have no rights of set-off or lien whatsoever.

5.	Expenses

5.1.
It is hereby agreed that the Manager shall be entitled to receive a reimbursement for travel expenses, as well as a reimbursement for all of his expenses related to the execution of this agreement in Israel and/or abroad.

5.2.
the Client shall bear the travel expense of the Manager abroad in the framework of the management services in accordance with a predetermined budget approved in advance by the Client and against the issuance of the appropriate receipts.

6.	The contract period and its conclusion

6.1.	This agreement shall enter into force from 1.1.2018 onward (hereinafter: “the Contract Period”)

6.2.	The Client shall be entitled to terminate the contract between the parties with a six-month notice. The advance notice period shall increase by a month for every year of service.

6.3.
Notwithstanding the aforementioned, the parties hereby agree that this agreement shall be terminated if and when the Manager is deceased or declared as incompetent. In addition, the parties hereby agree that the Client may shorten the Contract Period if the Manager committed breach of trust and/or an infamous crime and/or was declared as bankrupt and/or a trustee was appointed for his property and/or has fallen ill beyond 120 consecutive days and/or was absent from his work beyond 4 months for any reason whatsoever and/or violated any of this agreement’s provisions and the violation was not amended and/or removed within 45 days after the receipt of a notice from the Client and/or anyone on its behalf in writing for the aforementioned breach.

6.4.	The Manager undertakes to amend any violation of any of the agreement’s provisions within 45 days after the delivery of a notice from the Client regarding the breach.

7.	Scope of the agreement

7.1.
This agreement is exhaustive and details all that was agreed between the parties regarding the provision of management services by the Manager, and it terminates and supersedes any other settlement, document or understanding between the parties which preceded this agreement.

8.	Confidentiality

8.1.
For the purpose of this agreement, “information” is any information or knowledge of any type and kind regarding technical, commercial or professional knowledge, business plans, projects, marketing processes and methods, sales and manufacturing, organization, specifications, procedures, names of clients and suppliers, contracts, agreements, pricing, businesses activities, applications, ideas, descriptions, financial data, speculations, technologies, material compositions, patents, plans, work and operation methods, equipment, systems, developments, inventions, improvements, whether in writing or orally, which were brought to the supplier’s knowledge regarding the company during the provision of services to the company or during or following any contact between the supplier and the company or anyone on its behalf, including following negotiations and businesses discussions that take place and/or took place between the supplier and the company or in their regard, including according to the agreements that will be signed between the supplier and the company or in their regard, except for information that became public knowledge, and provided that it did not become public knowledge due to a violation of the supplier’s undertaking to maintain confidentiality as mentioned above.

8.2.	The supplier hereby declares and undertakes that during the Contract Period and after its conclusion, for any reason whatsoever, and without a time limit-

8.2.1.
He shall maintain confidentiality and shall not use, forward or disclose the information to any third party whatsoever, whether directly or indirectly, and shall not use the information or permit or allow others to use it, unless for the provision of the services to the company and/or unless he receives the advance approval of the company’s directorate to do so.

8.2.2.
Shall strictly protect the information, and shall not copy, duplicate, photocopy or publish this information, and shall use all reasonable means to prevent the information from reaching another party unless for the provision of the services to the company and/or unless he received the advance approval of the company’s directorate to do so.

8.2.3.
Shall avoid any entrance into the company’s databases for any purpose whatsoever including - viewing, extraction in any manner whatsoever, entering information, making changes in the information, deleting it, and changing its location in the database except for the purposes of providing the services to the company and/or if he received an advance approval from the company’s directorate to do so.

8.2.4.
Shall use a personal password provided to him and/or which is to be provided to him from time to time to access the database in accordance with the password use instructions, and shall maintain strict confidentiality of the password and avoid any action that may expose the password to others, including registration of the password in any visible location.

8.2.5.
shall return to the company immediately upon its first request or upon termination of the agreement, as relevant, the information and its copies that were delivered to him, prepared by him and/or anyone on his behalf, in any manner whatsoever during the provision of the services to the company or following the provision of the services to the company.

8.2.6.
Shall act at his best capability to prevent any person from infiltrating the computation systems and database, including via physical infiltration and/or communication, and shall avoid disclosure of information about the computer access procedures, including its access password and/or others, and report to the company directorate about any Infiltration and/or disclosure and/or information leakage and/or concern for such an event.

8.2.7.
Shall avoid copying a computer output content including excerpts, except for the purpose of providing services to the company; shall avoid publishing, disclosing, or delivering an output to any third party whatsoever without the explicit agreement of the company’s directorate, and upon the completion of the output’s use, shall handle it according to the company directorate’s instructions.

9.	Designation of rights and charges

9.1.	The supplier shall not be entitled to endorse and/or assign and/or transfer to another party his rights or obligations according to this agreement, whether in full or in part.

10.	Miscellaneous

10.1.	This agreement exhausts all agreements between the parties and terminates any previous agreement, consent, memorandum, representation or any other obligation.

10.2.
The supplier is not entitled to any payment and/or right and/or benefit in addition to what is explicitly mentioned in this agreement unless the agreement for the above between the parties is in writing and signed between both parties.

10.3.
Any change of this agreement, or relinquishment of the fulfillment of any provision stipulated in it require a written document, with the signature of both parties, otherwise they shall not have force.

10.4.	The company shall be entitled to deduct from any sum owed to it by the supplier according to this agreement or from any other source any sum owed to the supplier according to this agreement.

11.	Notices

11.1.
The addresses of the parties to this agreement are as stipulated in this preface. Any notice sent via registered mail, to any of the aforementioned addresses shall be deemed as if received by the addressee 3 days after its delivery via a post office in Israel and if delivered by hand - upon its delivery.

In witness whereof the parties have affixed their signatures at the place and on the date stipulated above:

/s/ Menachem Shalom
The Manager	The Client